Exhibit 3.55

OPERATING AGREEMENT
OF
LGI HOMES - CALIFORNIA, LLC

THIS OPERATING AGREEMENT OF LGI HOMES - CALIFORNIA, LLC (as amended from time to time, this “Agreement”) is adopted on 12th day of May, 2017, by the initial sole member identified on Exhibit A as the Member of LGI HOMES - CALIFORNIA, LLC, a California limited liability company (the “Company”).

WITNESSETH:

WHEREAS, the Company was formed on April 28, 2017, upon execution and filing of its Articles of Organization with the office of the Secretary of State of the State of California; and

WHEREAS, the parties hereto desire to adopt this Agreement in order to provide for the regulation and management of the Company and to set forth the respective rights, duties and obligations of the Member(s) and the Manager(s) in connection therewith;

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.           Formation of the Company; Initial Member. The Company was formed under and shall be operated in accordance with the California Revised Uniform Liability Company Act in the California Corporations Code, Section 17701 et seq., as the same may be amended from time to time (the “Act”). To the extent this Agreement conflicts with the Company’s Articles of Organization, this Agreement shall govern and control to the extent permitted by law.

Section 2.           Member Interest. The “Member Interest” of each Member shall be the percentage set forth opposite such Member’s name on Exhibit A hereto. The Member Interests shall be adjusted from time to time as additional capital contributions are made by the Members, and as otherwise appropriate, so that the Member Interest of each Member shall be equal to the total capital contributions made by such Member over the total capital contributions made by all Members to the Company. From time to time the Manager shall amend Exhibit A as necessary to reflect the Member Interests and aggregate capital contributions of the Members.

Section 3.            Place of Business, Registered Office and Registered Agent. The principal place of business of the Company shall be 1450 Lake Robbins Dr., Suite 430, The Woodlands, Texas 77380. The Manager may from time to time change the principal place of business of the Company to such other place as the Manager deems appropriate. The registered office of the Company in the State of California shall be determined by the Manager, and the registered agent for service of process on the Company in the State of California shall be Corporation Service Company doing business as CSC-Lawyers Incorporating Service. The Manager may from time to time change the registered office of the Company to such other place or the registered agent of the Company to such other person, as the Manager deems appropriate.

Section 4.           Company Purposes. The Company has been organized for the purposes of conducting any and all lawful business for which a limited liability company may be organized under the Act.

Section 5.           Capital Contributions. Each Member has contributed to the Company such property and money in the amount set forth opposite the Member’s name on Exhibit A.

Section 6.           Allocation of Items of Company Income, Gain, Deduction and Loss and Distributions; Tax Status. The Company shall allocate all items of Company profit and loss for each fiscal year for Capital Account and federal income tax purposes to the Members in proportion to their Member Interests. The Company shall make distributions of cash or property to the Members (including upon liquidation of the Company) in proportion to their Member Interests. The Member intends for the Company to be disregarded as an entity for federal income tax purposes and for state income tax purposes in those states that follow federal tax classifications, unless and until there are multiple holders of membership interests in the Company. If there are multiple holders of membership interests in the Company, it is the intent of the parties hereto that the Company shall be treated as a partnership for federal income tax purposes and for state income tax purposes in those states that follow federal tax classifications.

Section 7.           Management of the Company. The business affairs of the Company shall be managed by a Manager. Except as expressly provided herein or as otherwise required by applicable law, the Manager shall have complete and exclusive control of the management of the Company’s business and affairs. The Manager shall serve until his or her successor shall have been duly elected, or until his or her earlier death, resignation or removal. The Manager may be removed at any time, with or without cause, by affirmative vote of the Members. LGI Homes Group, LLC is the initial Manager of the Company. The Manager may from time to time delegate to one or more individuals (each an “Officer”) any portion of its authority granted hereunder and under the Act as the Manager deems appropriate. Each Officer shall hold office until such Officer’s death, incapacity, resignation or removal or until the appointment of a successor. An Officer may be removed as an Officer by the Manager at any time with or without cause. An Officer may resign as an Officer at any time by communicating his resignation to the Manager, orally or in writing.

Section 8.           Exculpation and Indemnification. No Member, Manager or Officer shall be liable to the Company or any other person or entity for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement, except that a Member, Manager or Officer shall be liable for any loss, damage or claim incurred by reason of such person’s willful misconduct. To the full extent permitted by applicable law, each Member, Manager and Officer shall be entitled to defense and indemnity from the Company for any loss, damage or claim suffered by or asserted against such Member, Manager or Officer by reason of any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such person by this Agreement. Any indemnity under this Section 8 shall be provided out of and to the extent of Company assets or insurance only, and no Member, Manager or Officer shall have personal liability on account thereof.

Section 9.           Transfer of a Company Interest. Except as otherwise agreed to in writing by the Members, no Member may transfer any portion of its interest in the Company without the prior written unanimous consent of the other Members, which consent may be given or withheld in the sole and absolute discretion of the Member.

Section 10.         Dissolution. The Company shall begin on the date of the filing of its Articles of Organization and shall continue until dissolved in accordance with the terms hereof. The Company shall be dissolved upon the earlier of any of the following (each an “Event of Dissolution”): (i) the determination of the Members that the Company shall be dissolved; (ii) the entry of a decree of judicial dissolution under Section 17707.03 of the Act; or (iii)upon the happening of any event that makes it unlawful or impossible to carry on the Company’s business. On the dissolution of the Company, it shall engage in no further business other than that necessary to wind up its business and affairs. The Manager shall wind up the affairs of the Company and give written notice of the commencement of winding up by mail to all known creditors and claimants against the Company whose addresses appear in the records of the Company. After paying or adequately providing for the payment of all known debts of the Company (except debts owing to the Members), the remaining assets of the Company shall be distributed to the Members.

Section 11.         Amendment. This Agreement may be amended by the unanimous consent of the Members; provided, however, that any amendment to this Agreement must be in writing and signed by all of the Members.

Section 12.         Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Members with respect to the Company and supersedes all prior agreements and understandings, both written and oral, with respect to that subject.

Section 13.         Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the principle of conflict of laws thereof and such federal laws as may apply.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date first written above.

SOLE MEMBER:

LGI HOMES GROUP, LLC

By:	/s/ Eric T. Lipar
Eric T. Lipar, Manager

EXHIBIT A

MEMBERS

Member	Member Interest	Capital Contribution
LGI Homes Group, LLC 1450 Lake Robbins Dr., Suite 430 The Woodlands, Texas 77380	100%	$100.00